Exhibit 4.7

POWER OF ATTORNEY

I,      , citizen of the People’s Republic of China (the “PRC”), PRC Identification Card No:          (the “Authorizer”), issue this Power of Attorney (“POA”) on      . This POA shall take effect as of the date of execution.

WHEREAS:

(1)	the Authorizer holds ___% equity interest in (the “Company”);

(2)

the Authorizer,            (the “WFOE”) and the Company have entered into a series of contractual arrangements, including the Loan Agreement, the Exclusive Call Option Agreement, the Equity Pledge Agreement and the Exclusive Technical Consulting and Services Agreement; and

(3)

in order to guarantee the normal and continuous operations of the Company and the performance of the obligations under the abovementioned agreements by the Company and the Authorizer, the WFOE has requested the Authorizer to appoint the WFOE as its attorney-in-fact, with full power of substitution, to exercise any and all of the rights in respect of Authorizer’s equity interests in the Company and the Authorizer has agreed to make such appointment.

In consideration of the above, the Authorizer hereby irrevocably nominates, appoints and constitutes the WFOE or its designated person as its attorney—in-fact (“Attorney-in-Fact,” including legal and natural person) to exercise on the Authorizer’s behalf any and all rights that the Authorizer has in respect of his/her equity interests in the Company conferred by relevant laws and regulations and the articles of association of the Company, including without limitation, the following rights (collectively, “Shareholder Rights”):

(a)	to propose, call and attend the shareholders’ meetings of the Company;

(b)	to receive any notices about the holding of shareholders’ meetings and relevant procedures;

(c)	to execute and deliver any and all written resolutions as a shareholder in the name and on behalf of the Authorizer;

(d)

to vote by itself or by proxy on any matters discussed on shareholders’ meetings, including without limitation, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the Company;

(e)	to sell, transfer, pledge or otherwise dispose of any or all of the equity interests held by the Authorizer in the Company;

(f)	to nominate, elect, designate, appoint or remove the directors, general manager, finance controller and other senior officers of the Company;

(g)	to oversee the economic performance of the Company, to approve annual budgets of the Company or declare dividends, and to have full access to the financial information of the Company at any time;

(h)

to file any shareholder lawsuits or take other legal actions against the Company’s directors or senior management members when such directors or members are acting to the detriment of the interest of the Company or its shareholder(s); and

(i)	any other rights conferred on the shareholder by the articles of association of the Company or relevant laws and regulations.

The Authorizer further agrees and undertakes that:

(a)

the Authorizer hereby authorizes the Attorney-in-Fact to exercise the Shareholder Rights at its sole discretion without any need to obtain any oral or written instructions from the Authorizer; and, without the WFOE’s prior written consent, the Authorizer shall not exercise any of the Shareholder Rights;

(b)

the WFOE has the right to appoint, at its sole discretion, a substitute or substitutes to perform any or all of its rights of the Attorney-in-Fact under this POA, and to revoke the appointment of such substitute or substitutes at its sole discretion;

(c)

if the Authorizer’s equity interest in the Company increases, whether by equity interest transfer or increase of the Company’s registered capital, any such additional equity interests acquired by the Authorizer through equity transfer or the equity interests corresponding to the increased part of the registered capital shall be automatically subject to this POA and the Attorney-in-Fact shall have the right to exercise the Shareholder Rights with respect to such additional equity interests on behalf of the Authorizer; if any person acquires the Company’s equity interests, whether by voluntary transfer, judicial sale, foreclosure sale or otherwise, any such equity interest in the Company so transferred remains subject to this POA and the Attorney-in-Fact shall continue to have the right to exercise the Shareholder Rights with respect to such equity interest in the Company so transferred.

(d)

for the avoidance of any doubt, if any equity transfer is contemplated under the Loan Agreement, the Exclusive Call Option Agreement and the Equity Pledge Agreement (including any and all subsequent amendments and supplements thereto) entered into by the Authorizer for the benefits of the WFOE or any of its affiliates, the Attorney-in-Fact shall, on behalf of the Authorizer, have the right to sign the equity transfer agreement and other relevant agreements and to perform all the shareholders’ obligations under the Loan Agreement, the Exclusive Call Option Agreement and the Equity Pledge Agreement. If required by the WFOE, the Authorizer shall sign any documents and fix the common chops and/or seals thereupon and the Authorizer shall take any other action as necessary for purposes of consummation of the aforesaid equity transfer. The Authorizer shall ensure that such equity transfer be consummated and cause any transferee to sign a power of attorney with the WFOE substantially the same as this POA; and

(e)

WFOE may, at its sole discretion, request the Authorizer at any time with a written notice to execute a new power of attorney substantially the same as this POA, authorizing the person designated by the WFOE as the Attorney-in-Fact to exercise any and all rights to which the Authorizer is entitled by relevant laws and regulations and the Company’s articles of association with respect to the equity interest held by the Authorizer in the Company.

This POA shall be duly executed by the Authorizer. This POA shall become effective as of the date of execution specified herein, and shall remain effective as long as the Company exists. The Authorizer does not have rights to terminate or amend this POA or revoke the appointment of the Attorney-in-Fact without prior written consent from the WFOE. This POA shall be equally binding upon the respective inheritors, successors and assigns of the Parties.

[The remainder of this page is intentionally left blank.]

[This page is the execution page]

Authorizer:

Signature:

Name:

Schedule A

The following schedule sets forth other major similar agreements the registrant entered into with each of its consolidated affiliated Chinese entities. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shanghai Ctrip Commerce Co., Ltd.	Maohua Sun Bo Sun	December 14, 2015 November 8, 2021